Exhibit 10.1
February 22, 2012
Mr. Bruce Walicek
Dear Bruce;
The Compensation Committee of the Company's board has elected to award you certain additional benefits. This letter, when countersigned and returned by you, will establish those benefits on your behalf.
Provisions in an agreement between you and the Company currently provide for certain benefits to accrue, related to salary continuation and stock and option vesting, if you are the subject of an Involuntary Termination within the particular window that begins on the date of an agreement for Change of Control, and ends twelve months after the Change of Control.
When you countersign and return this letter, that agreement will be amended as follows: The window will be expanded to include either the original start date or, if earlier, the date six months ahead of the Change of Control.
If you agree to amend your existing agreements to gain the benefit of these additional benefits, please countersign below and return this letter to Steve Moore. You may do so by PDF, fax, or hard copy.
Very truly yours,

/s/ Richard Sanquini
Richard Sanquini,

for the Compensation Committee of the Board of Directors.

Accepted:

/s/ Bruce Walicek
Bruce Walicek, CEO

Date: February 22, 2012